Exhibit 10.6(a)

TERMINATION AGREEMENT

This Termination Agreement ("Agreement") is made and entered into this 15th day of January, 2024 ("Effective Date") by and between Mullen Technologies, Inc., a California corporation ("MTI"), and Mullen Automotive, Inc., a Delaware corporation ("MAI"). Each of MTI and MAI may be referred to herein individually as “party” and collectively as the "Parties."

WHEREAS the Parties previously entered into that certain TRANSITION SERVICES AGREEMENT dated as of May 12, 2021 (the "TSA").

WHEREAS the Parties have mutually agreed to terminate the TSA with immediate effect and for MTI to forthwith pay all amounts due to MAI arising from the TSA.

NOW, THEREFORE, THE PARTIES HEREABY AGREE AS FOLLOWS.

1.Termination. The Parties agree that the TSA is hereby terminated with effective from the Effective Date and agree that the TSA sha]] be of no further force or effect, and that aJl rights and obligations of the Parties thereunder, including those provided therein to survive any termination, are hereby terminated.

2.Payment Obligation. MTI agrees by no later than January 16, 2024 to pay to MAI all amounts due pursuant to the TSA by immediately available funds wired directly to MAI's bank account.

3.Amendments. No amendment, change, modification or termination of this Agreement or any part hereof shall be effective or binding unless made in writing and signed by each Party.

4.Severability. Should any provision of this Agreement be declared or be determined to be illegal, invalid or otherwise unenforceable, the validity of the remaining parts, terms and provisions hereof will not be affected thereby but such will remain valid and enforceable, and said illegal or invalid parts, terms or provisions shall be deemed not to be a part of this Agreement.

5.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written consent of the other Parties.

6.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument as if the Parties had executed the same instrument.

7.Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and representations, whether written or oral, related to the subject matter hereof.

8.Governing Law. This Agreement and the rights and obligations hereunder shall be governed in all respects by the laws of the Sate of California, whose courts will have exclusive jurisdiction over all matters related to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

MULLEN TECHNOLGIES, INC.		MULLEN AUTOMOTIVE INC.

By:	/s/ Shawn Hughes	By:	/s/ David Michery
	Shawn Hughes, CEO		David Michery, CEO